Registration No. 333-

As filed with the Securities and Exchange Commission on December 20, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newmark Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4467492
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

125 Park Avenue

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

Newmark Group, Inc. Long Term Incentive Plan

(Full title of the plan)

James R. Ficarro

Chief Operating Officer

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

(Name and address of agent for service)

(212) 372-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, include by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	50,000,000 shares(1)	$14.36(2)	$718,000,000(2)	$89,391(3)
Restricted Stock Units (4)	(5)	(6)	(6)	(6)
Other Stock-Based Awards (4)	(5)	(6)	(6)	(6)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), being registered shall include an indeterminate number of additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Newmark Group, Inc. Long Term Incentive Plan (the “Plan”).
(2)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low sale prices of the Class A Common Stock reported on the NASDAQ Global Select Market on December 15, 2017.
(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by .0001245.
(4)	Restricted Stock Units represent rights, with or without dividend equivalents, to acquire shares of Class A Common Stock for no additional consideration pursuant to the Plan, upon the vesting thereof. Other Stock-Based Awards represent rights to acquire shares of Class A Common Stock for no additional consideration pursuant to the Plan, upon the exchange of exchangeable REUs, PSUs, LPUs or certain other limited partnership units issued by Newmark Holdings, L.P. pursuant to the Newmark Holdings, L.P. Participation Plan, and upon the exchange of compensatory exchangeable Founding Partner Units issued by Newmark Holdings, L.P.
(5)	Each Restricted Stock Unit and Other Stock-Based Award shall represent a right to acquire one share of Class A Common Stock, subject to adjustment as described in the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, L.P. and for stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Plan. The aggregate number of Restricted Stock Units and Other Stock-Based Awards sold pursuant to the Plan shall not exceed the number of shares of Class A Common Stock being registered herein, as adjusted pursuant to Rule 416(a).
(6)	Included in the offering price and fee calculations for the shares of Class A Common Stock being registered herein. Any value attributable to the Restricted Stock Units and Other Stock-Based Awards, representing rights to acquire shares of Class A Common Stock, is reflected in the market price of the Class A Common Stock, and any Restricted Stock Units and Other Stock-Based Awards sold will be sold for consideration not to exceed the value of the underlying shares of Class A Common Stock represented by the Restricted Stock Units and Other Stock-Based Awards on the date of sale. Accordingly, there is no additional offering price or registration fee with respect to the Restricted Stock Units and Other Stock-Based Awards being registered herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I of Form S-8, including with respect to Newmark Holdings, Inc. (“us,” “our,” or the “Registrant”), the Registrant’s Long Term Incentive Plan, as amended from time to time (the “Plan”), and the Registrant’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), Restricted Stock Units and Other Stock-Based Awards registered herein to be offered and sold pursuant to the Plan, is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Our Prospectus, dated December 14, 2017, filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 15, 2017, relating to our Registration Statement on Form S-1, as amended (File No. 333-221078), which contains our audited financial statements and the audited combined financial statements of Newmark Knight Frank.

(b)	Our Current Report on Form 8-K filed with the Commission on December 19, 2017.

(c)	The description of the Class A Common Stock contained in our Registration Statement on Form 8-A (Registration No. 001-38329) filed with the Commission on December 14, 2017, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Restricted Stock Units registered herein represent rights, with or without dividend equivalents, to acquire shares of Class A Common Stock for no additional consideration pursuant to the Plan, upon the vesting thereof. Subject to the provisions of the Plan, Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture until the lapse of all applicable restrictions.

The Other Stock-Based Awards registered herein represent rights to acquire shares of Class A Common Stock for no additional consideration pursuant to the Plan, upon the exchange of exchangeable REUs, PSUs, LPUs or other certain limited partnership units issued by Newmark Holdings, L.P. pursuant to the Newmark Holdings, L.P. Participation Plan, and upon the exchange of compensatory exchangeable Founding Partner Units issued by Newmark Holdings, L.P. Subject to the provisions of the Plan, Other Stock-Based Awards may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of or encumbered and may be subject to a risk of forfeiture until the lapse of all applicable restrictions.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provisions contained in the Registrant’s Amended and Restated Certificate of Incorporation or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibit index set forth below is incorporated by reference in response to this Item 8.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Newmark Group, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017)

4.2	Amended and Restated Bylaws of Newmark Group, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017)

4.3	Newmark Group, Inc. Long Term Incentive Plan (incorporated by reference from Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017)

4.4	Amended and Restated Agreement of Limited Partnership of Newmark Holdings, L.P. (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017)

5.1	Opinion of Stephen M. Merkel

23.1	Consent of Ernst & Young LLP, independent auditors, regarding Newmark Group, Inc.’s financial statements

23.2	Consent of Ernst & Young LLP, independent auditors, regarding Newmark Knight Frank’s combined financial statements

23.3	Consent of KPMG LLP, independent auditors, regarding Berkeley Point Financial LLC’s consolidated financial statements

23.4	Consent of Stephen M. Merkel (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to the Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 20, 2017.

Newmark Group, Inc.

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman

POWERS OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Howard W. Lutnick, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, or his substitute or substitutes, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities and on the date or dates indicated:

Signature	Title	Date

/s/ Howard W. Lutnick Howard W. Lutnick	Chairman and Director (Principal Executive Officer)	December 20, 2017

/s/ Michael J. Rispoli Michael J. Rispoli	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2017

p/s/ John H. Dalton John H. Dalton	Director	December 20, 2017

/s/ Michael Snow Michael Snow	Director	December 20, 2017